(Exhibit 99)

NEWS RELEASE

COOPER TIRE & RUBBER COMPANY 701 Lima Ave. - Findlay, OH 45840 (419) 423-1321 - www.coopertire.com

[Cooper Logo]

COMPANY CONTACT:	Roger S. Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE April 22, 2004

Cooper Tire & Rubber Company Reaches
New All-Time Record Sales, Driving Income Up 56 Percent

First Quarter Highlights

•	All-time record sales, year-over-year increase of 23 percent
•	Net income increased 56 percent
•	Earnings per share of 32 cents increased 52 percent
•	Earnings per share net of restructuring charges increased 64 percent
•	Tire Group sales increased 23 percent, setting a first quarter record
•	Automotive Group sales increased 23 percent, setting an all-time quarter record
•	Automotive Group operating profit increased 69 percent, setting a first quarter record

Findlay, Ohio, April 22, 2004 — Cooper Tire & Rubber Company (NYSE:CTB) today reported all-time record high sales of $974 million and a 56 percent increase in net income in the quarter ended March 31, 2004. The record sales represent a 23 percent increase compared to the same period a year earlier. Net income increased by 56 percent to $24 million compared to $15 million in the first quarter of 2003. Basic and diluted earnings per share for the first quarter of 2004 were 32 cents or 52 percent higher than the earnings per share of 21 cents reported in the first quarter of 2003. These results include restructuring charges of 4 cents per share in the first quarter of 2004 and 1 cent per share in the first quarter of 2003. Excluding the restructuring charges, the Company’s basic and diluted earnings per share in the first quarter of 2004 would have been 36 cents compared to 22 cents in the first quarter of 2003.

Commenting on these results, Cooper Chairman, President and Chief Executive Officer Thomas A. Dattilo said, “New products, new business, and a lot of hard work continue to drive our sales to new records quarter after quarter. The increasing demand that we are seeing for our products is very exciting and bodes well for the future of both sides of our business.”

“Our Tire Group set a first quarter record in sales but continued to face headwinds from raw material costs, just as we had said and expected, and that impacted operating margins. Our Automotive Group had an outstanding quarter and set records in both sales and operating profit. Successful new business launches last year and more efficient operations made that possible.”

Tire Group Operations

Sales for Cooper’s tire operations were a first quarter record $485 million, an increase of 23 percent compared to the $396 million achieved in the first quarter of 2003. This increase was

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driven by a 12 percent increase in tire unit volumes and improving customer and product mix. The Company’s net sales of high performance and ultra-high performance tires increased by 47 percent during the quarter. Sales of P-Metric SUV tires increased by 52 percent and light truck tire sales increased by 27 percent compared to the prior year period.

Operating profit was slightly less than $16 million in the first quarter compared to slightly more than $16 million in the same period last year. Increasing raw material costs reduced operating profit by $18 million during the quarter and product liability insurance and litigation costs were $9 million higher compared to the first quarter of last year. These two items combined to essentially offset the positive impact of higher sales volume.

The Tire Group continues to operate at about 100 percent of current production capacity and is engaged in capacity expansion projects in all plants in North America as well as in Asia in order to meet future projected demand.

Cost reductions and lean initiatives in the Tire Group exceeded $10 million in the quarter and are on track to reach the plan of $49 million for the year.

Automotive Group Operations

In the first quarter of 2004, sales for Cooper-Standard Automotive reached an all-time record $497 million, an increase of 23 percent over the first quarter of 2003. New business launches in both North America and Europe and higher production volume on key platforms were the primary drivers of the revenue growth, combining to add $79 million to total sales. Changes in foreign currency exchange rates added $31 million.

Automotive Group operating profit for the quarter increased 69 percent to reach $39 million. This compares to $23 million in the same period last year. The significant increase was driven by new business, higher production on key platforms, and cost savings from restructuring and lean initiatives. Savings from lean manufacturing initiatives were $20 million in the first quarter.

During the quarter Cooper-Standard Automotive was awarded contracts for $23 million in annualized net new business which will begin production and phase in over the next 2 to 5 years.

Outlook

“2004 is shaping up to be a very exciting year for Cooper,” Dattilo said. “Our sales volumes are going to be strong, we are seeing significant improvement in our plants and we are finding ways to reduce costs to offset the headwinds of raw materials and product liability expense. Raw material costs are likely to remain high throughout the year but the tire price increase we implemented in February and additional price increases planned for June will help offset that impact. We will continue to increase our production capacity to keep up with strong demand. Expansions are under way in our North American tire plants and the implementation of our Asian strategy will see the construction begin on our joint venture tire plant in China.”

“The successful quarter we had at Cooper-Standard Automotive puts the spotlight on the value we have created in that business. We continue to explore the possibility of a sale of our automotive operations and we are finding significant interest. But for now we remain focused on running this business and meeting our targets for increasing sales and implementing cost

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reduction initiatives. We expect the economy to continue to improve throughout the year and North American light vehicle production to reach or slightly exceed 16 million units.”

“The result should be that we see increasingly strong results as the year progresses with the Tire Group driving much of the sequential improvement. We expect earnings in the second quarter to be in the range of 38 to 43 cents,” Dattilo concluded.

Company Description

Cooper Tire & Rubber Company, headquartered in Findlay, Ohio, specializes in the manufacture and marketing of products for the global automotive industry. Products include automotive, motorcycle and truck tires, inner tubes, tread rubber and equipment, as well as sealing, trim, NVH control systems and fluid handling systems. Cooper has more than 20,000 employees and 52 manufacturing facilities in 13 countries. For more information, visit the Company’s web site at: www.coopertireandrubber.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true. It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;
•	increased competitive activity, including the inability of the Tire segment to obtain and maintain price increases to offset higher production or material costs;
•	the failure to achieve expected sales levels;
•	consolidation among the Company’s competitors and customers;
•	technology advancements;
•	unexpected costs and charges, including those associated with new vehicle launches;
•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;
•	changes in interest and foreign exchange rates;
•	increased pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;
•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;
•	the cyclical nature and overall health of the global automotive industry, and the impact of the inability of the Company’s customers to meet their sales and production goals;

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•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;
•	litigation brought against the Company;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	the impact of the disposition of Cooper-Standard Automotive;
•	the inability of either segment to execute the cost reduction/Asian strategies outlined by each for the coming year; and
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow...)

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Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Three Months Ended
	March 31
	2003	2004
Net sales	$794,827	$974,466
Cost of products sold	693,510	847,451

Gross profit	101,317	127,015

Selling, general and administrative	62,146	69,991
Restructuring charges	1,067	4,420

Operating profit	38,104	52,604

Interest expense	16,716	16,203
Other — net	(2,519)	(424)

Income before taxes	23,907	36,825
Provision for taxes	8,726	13,073

Net Income	$15,181	$23,752

Basic earnings per share	$0.21	$0.32
Diluted earnings per share	$0.21	$0.32
Weighted average shares outstanding
Basic	73,560	74,049
Diluted	73,810	75,042
Depreciation	$44,104	$46,885
Amortization of intangibles	$936	$1,108
Capital expenditures	$35,695	$37,434
Segment information
Net Sales
Tire	$395,934	$485,110
Automotive	404,201	496,984
Eliminations	(5,308)	(7,628)
Segment profit
Tire	16,315	15,735
Automotive	23,127	39,132
Unallocated corporate charges and eliminations	(1,338)	(2,263)

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CONSOLIDATED BALANCE SHEETS

	March 31
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$33,159	$110,397
Accounts receivable	537,834	687,343
Inventories	319,092	308,799
Prepaid expenses, income taxes refundable and deferred income taxes	50,006	58,093

Total current assets	940,091	1,164,632

Property, plant and equipment	1,193,491	1,190,982
Goodwill	427,895	429,792
Intangibles	50,728	46,561
Other assets	162,265	162,152

	$2,774,470	$2,994,119

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$26,823	$9,943
Trade payables and accrued liabilities	445,852	550,980
Income taxes	—	6,477
Current portion of debt	15,007	3,397

Total current liabilities	487,682	570,797

Long-term debt	876,155	876,424
Postretirement benefits other than pensions	209,978	224,829
Other long-term liabilities	238,246	254,431
Deferred income taxes	10,387	18,435
Stockholders’ equity	952,022	1,049,203

	$2,774,470	$2,994,119

These interim statements are subject to year-end adjustments.